Exhibit 10.2

ARCH THERAPEUTICS, INC.

Executive EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Michael S. Abrams (“Executive”) as follows:

1.                  Duties.

(a)          Position. Executive shall serve on an at-will basis effective May 3, 2021 initially as employee and then, effective May 10, 2021, as the Company’s Chief Financial Officer and Treasurer and shall perform such duties and have such responsibilities of an executive nature as customarily performed by a person holding such office, it being recognized that the Executive’s duties and responsibilities, consistent with his titles hereunder, may be changed from time to time by the Chief Executive and/or the Company’s Board of Directors (the “Board”) (or any committee thereof). Examples of such duties and responsibilities include, without limitation, overseeing activities of members of the Company’s finance team and external finance partners; assisting the Chief Executive Officer and others with respect to financial transactions; assisting the Chief Executive Officer in managing activities related to investor relations, stock transfer agents, corporate and investor communications, administration, and human resources; and other activities as they arise. Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities and agrees to and shall devote his full business time, attention and effort to the business of the Company, its subsidiaries as directed, and other assignments as directed by the Chief Executive Officer. Executive will report to the Chief Executive Officer. The Executive shall work primarily from the Company’s headquarters based in Framingham, Massachusetts. In addition, the Executive acknowledges and agrees that his Executive’s duties and responsibilities may require significant travel, the amount and nature of which shall vary from time to time.

(b)          Best Efforts. Executive will work full-time and expend his best efforts on behalf of the Company in connection with his employment and will abide by all of the Company’s applicable employment policies and decisions made by Board (or any committee thereof), as well as all applicable federal, state and local laws, regulations or ordinances.

(c)          Start Date. Executive agrees that he will commence his employment relationship with the Company on May 3, 2021, with such actual first day of employment referred to here as the (the “Start Date”), and that his at-will employment may end as set forth in Section 4.

(d)          Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with or is inconsistent with Executive’s performance of this Agreement or interferes with Executive’s duties and responsibilities hereunder or creates a conflict of interest with the Company.

(e)          No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s duties under this Agreement shall not violate any obligations Executive has to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.                  Compensation.

(a)          Base Salary. As compensation for Executive’s performance of his duties hereunder, the Company shall pay to Executive an initial base salary of twenty-seven thousand, eighty-three dollars and thirty-three cents per month ($27,083.33), which is equivalent to three-hundred twenty-five thousand dollars ($325,000.00), if annualized, starting as of the Start Date (the “Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

(b)          Annual Bonus. Executive shall be eligible at the sole discretion of the Board (or any committee thereof) to receive an annual cash bonus in an amount up to 30% of his then-current Base Salary, or such other amount as the Board (or a committee thereof) may periodically review and determine (the “Annual Bonus”). The actual amount of the Annual Bonus will be determined by the Board (or any committee thereof) based on Executive’s achieving Company and personal goals established and mutually agreed in good faith between the Executive and the Company. The Annual Bonus will be paid as soon as practicable after the calendar year to which it relates and, if awarded, is anticipated to be paid within 30 days following the date the Board awards the Annual Bonus. The Executive must be actively employed on the payment date to have earned an Annual Bonus.

(c)          Annual Review of Base Salary. Executive’s Base Salary will be reviewed by the Board (or any committee thereof), with such input as it may request from the Company’s Chief Executive Officer, from time to time but at least on an annual basis, in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees.

(d)          Equity Grants. Subject to approval by the Board, Executive shall be eligible to receive a non-qualified stock option (the “Initial Option”) for 500,000 shares of the Company’s common stock (the “Shares”), to be granted on or as soon as practicable after the Start Date and to be granted under and in accordance with the terms, definitions and provisions of the Arch Therapeutics, Inc. 2013 Stock Incentive Plan (the “Plan”) and the applicable stock option agreement executed and delivered by Executive and the Company; provided, however, that in the event of any conflict between the terms of the Plan or such stock option agreement and this Agreement, the terms of this Agreement shall prevail and govern. The Initial Option will vest over a period of three (3) years, with a vesting schedule as follows: 33.3% of the Shares subject to the Initial Option shall vest on the one-year anniversary of the Start Date, and 1/24th of the remaining unvested Shares subject to the Initial Option shall vest commencing on each of the next twenty-three (23) monthly anniversaries thereafter, subject to Executive’s continued service for the Company through each vesting date. The exercise price of the Initial Option shall be equal to the “Fair Market Value” of the Company’s common stock (as such term is defined in the Plan) on the date of grant of the Initial Option. In the event of a Change of Control (as such term is defined in the Plan), then, in any such case, 100% of the number of unvested Shares then subject to the Initial Option and then subject to any other then-outstanding stock option or other equity award that may have been granted to Executive under or outside of the Plan shall accelerate and become vested as of the date of such event.

3.                  Benefits.

(a)        Health and Welfare Benefit Plans. Executive shall be eligible to participate in health, dental and vision and other benefits on the same or substantially similar terms as those provided to the other executive officers of the Company.

(b)        Customary Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. Executive shall be eligible to participate in any equity compensation or incentive plans that the Company has adopted or may adopt in its sole discretion that are applicable to similarly-situated executives, subject in all cases to approval by the Board (or any committee thereof) of any grant thereunder.

(c)         Business Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines. Executive will use his best efforts to manage expenses for cost containment while traveling and will confer with the Chief Executive Officer or seek other input from the Company as required regarding travel and other business expenditures.

(d)         Paid Time Off. Executive shall be permitted to take paid time off (“PTO”) to be used for vacation, personal and sick days each calendar year, in accordance with the Company’s plans, policies and programs then in effect. Initially, Executive will be eligible to accrue four (4) weeks of PTO per year (prorated for partial years of employment). The Executive shall not be permitted to rollover unused accrued PTO without prior approval from the Chief Executive Officer. Any severance paid under Section 4 is inclusive of unused PTO upon separation of employment; no additional PTO will be paid upon separation.

4.                  At-Will Employment; Termination of Employment.

(a)    At-Will Employment; Termination by Company. Executive’s employment with the Company shall be “at-will” at all times. Either party may terminate the employment relationship as provided herein. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

(b)    Severance Upon Termination By Company Other Than For Cause, By Death or By Disability. Except in situations where the employment of Executive is terminated For Cause, by death, or by Disability (as those terms are defined below), in the event that the Company terminates Executive’s employment at any time after the thirty (30) calendar day anniversary of the Start Date and subject to Section 4(i) and Employee’s continued compliance with all surviving obligations under this Agreement, Executive shall be eligible to receive an amount equal to six months of Executive’s then-current Base Salary, payable in the form of salary continuation in accordance with the Company’s regular payroll practices (“Severance”). In addition, if Executive elects to continue his group health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will pay Executive’s COBRA premiums for coverage until the earlier of (i) the end of the twelve (12) month period following the date of such termination; or (ii) the date Executive becomes covered under another employer’s health plan; provided, however, that, in the event that the Company determines, in its sole discretion, that such payments are no longer exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or may be subject to tax or penalty pursuant to Section 4980D of the Code, then the Company shall pay Executive an amount equal to each remaining COBRA premium as taxable compensation in monthly installments. Executive shall not be entitled to any Severance if Executive’s employment is terminated For Cause, by death or by Disability or if Executive’s employment is terminated by Executive (except as provided in Section 4(g) below).

(c)         Termination By Company For Cause. For purposes of this Agreement, “For Cause” shall mean the Company’s determination that: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including without limitation misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement or the Proprietary Information Agreement, which breach is not cured within twenty calendar days after written notice to Executive from the Company (to the extent curable); (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty calendar days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law, and thereafter all obligations of the Company under this Agreement shall cease.

(d)         Termination By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation to which Executive is entitled up through the date of termination. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 4(d) shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

(e)         Termination By Disability. If Executive becomes eligible for the Company’s long-term disability benefits, if any, or if Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12)-month period (“Disability”), then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 4(e) shall affect Executive’s rights under any disability plan in which Executive is a participant.

(f)          Termination By Executive Other Than for Good Reason. Executive may terminate employment with the Company at any time, for any reason or no reason at all, with four (4) weeks’ advance written notice of any termination by Executive other than for Good Reason (as defined below). During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period but not less than two (2) weeks after the date such notice is provided, in which case Executive would receive compensation only up through the effective date of termination of his employment; such accelerated resignation does not convert the Executive’s separation to a termination without Cause. Thereafter all obligations of the Company shall cease.

(g)        Severance Upon Termination By Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) if during the first 365 days of employment, a reduction in Executive’s then-current Base Salary, except for reductions that are comparable to reductions generally applicable to similarly-situated executives of the Company; (ii) the relocation of Executive to a facility or location that is more than seventy-five (75) miles from his primary place of employment and such relocation results in an increase in Executive’s one-way driving distance by more than seventy-five (75) miles; provided that this clause (ii) shall not constitute Good Reason if Executive is permitted to perform his duties and responsibilities hereunder remotely from or near his home for approximately two weeks or more per month; or (iii) a material and adverse change in Executive’s authority, duties, or responsibilities with the Company or a material and adverse change in Executive’s reporting relationship; in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within thirty (30) business days after Executive gives the Company notice of such event, which must be given within ninety (90) days after the event giving rise to the claim of Good Reason occurs. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (A) Executive gives notice of termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event; and (B) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s notice of termination (the “Cure Period”). If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within ninety (90) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Upon Executive’s termination of his employment for Good Reason and subject to Section 4(i) and Employee’s continued compliance with the surviving obligations in this Agreement, Employee will be eligible to receive Severance on the same terms and conditions set forth in Section 4(b) above.

(h)        Termination Obligations

(i)          Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment or at any time sooner upon demand.

(ii)         Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

(i)       Release. The receipt of any payment pursuant to this Section 4 shall be subject to Executive timely signing and not revoking a standard release of all claims in a form satisfactory to the Company and attached hereto as Annex B (the “Severance Release”), or as such Severance Release form may be modified from time to time. To be timely, the Severance Release must become effective and irrevocable no later than sixty (60) days following the Severance Date (the “Severance Release Deadline”). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline, Executive hereby forfeits any rights to the Severance benefits described in this Section 4. In no event will any Severance benefits be paid under this Section 4 until the Severance Release becomes effective and irrevocable. Subject to Annex A attached hereto, Severance benefits shall commence once the Severance Release becomes effective and irrevocable.

(j)       Exclusive Remedy. Executive agrees that the payments and benefits contemplated by this Section 4 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.                  Inventions and Proprietary Information; Prohibition on Third Party Information

(a)      Proprietary Information Agreement. Executive shall sign and be bound by the terms of the Company’s Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement (the “Proprietary Information Agreement”) in the form attached hereto as Annex C.

(b)      Non-Disclosure of Third Party Information. Executive represents, warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including without limitation any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

6.                  General Provisions.

(a)      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including any successor of the Company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company.

(b)      Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(c)       Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties agree that any unenforceable provision shall be reformed and construed to the maximum extent permitted by law or if such provision or term is not reformable then it shall be deemed not to be a part of this Agreement. The parties agree that if any court of competent jurisdiction determines that any part or provision of this Agreement is void or unenforceable, such court may substitute therefore lawful and enforceable provisions that so far as possible result in the same effect and the parties agree to be bound by such determination.

(d)       Headings. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

(e)       Governing Law; Venue; Dispute Resolution. Except as expressly provided otherwise in this Agreement, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Commonwealth of Massachusetts or in state court in the Commonwealth of Massachusetts, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. The parties agree that in any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable and documented attorneys’ fees, in addition to any other relief to which that party may be entitled. If a claim, dispute or any other matter, other than a breach under the Proprietary Information Agreement, involving a difference between the parties arises in connection with this Agreement or in relation to the parties’ performance or failure to perform their obligations hereunder (a “Disputed Matter”), the parties agree that they shall, prior to taking any legal action to enforce the parties’ rights, meet to discuss the circumstances giving rise to the Disputed Matter and shall attempt in good faith to resolve the Disputed Matter without resorting to formal adjudication and enforcement mechanisms. A party desiring such a meeting shall give the other written notice of its request for a meeting, which notice shall include a description of the Disputed Matter and shall propose a place, date and time for the meeting. The party receiving that notice shall respond to it in writing, within seven (7) days of its receipt of such notice, confirming the place, date and time of the proposed meeting or proposing other arrangements for that meeting. The meeting will be held within ten (10) business days after the date on which the first notice was received by the party to whom that notice was directed. The party receiving such a notice may, in its response to the notice, describe other Disputed Matters that it wishes to address in such a meeting. In the case of any Disputed Matter that cannot be resolved as provided for hereinabove, parties agree to pursue resolution of the Disputed Matter through the courts with applicable law and jurisdiction as provided hereinabove.

(f)           Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.

(g)          Survival. Sections 4, 5 and 6 of this Agreement (including the terms and provisions of the Proprietary Information Agreement as set forth therein) shall survive Executive’s employment by the Company.

(h)          Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service requiring the signature of recipient; or (iii) when received by the addressee, if sent by United States first class registered or certified mail, return receipt requested postage prepaid, to the principal address of the other party set forth below, or to such other address as either party shall have furnished to the other in writing in accordance herewith. An email or telesfacsimile transmission shall not constitute a valid notice hereunder but may be sent to the other party merely as a courtesy.

If to Executive to:

Michael S. Abrams

If to the Company to:

Arch Therapeutics, Inc.

Attn: President and Chief Executive Officer

235 Walnut Street, Suite 6

Framingham, MA 01702

Email: tnorchi@archtherapeutics.com

Facsimile No.: 617.431.2307

(i)            Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company or any of the Company’s affiliates and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement and any agreement relating to any stock option or other equity award that may be granted to Executive). Without limiting the generality of the foregoing, this Agreement and the employment relationship governed hereby shall supersede and replace in its entirety any agreements relating to Executive’s former independent contractor relationship with the Company. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Except as otherwise expressly provided herein, any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT IN FULL, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of March 31, 2021.

EXECUTIVE

By:	/s/ Michael S. Abrams

Name: Michael S. Abrams

ARCH THERAPEUTICS, INC.

By:	/s/ Terrence W. Norchi

Name: Terrence W. Norchi, MD

Title: President and CEO

[Signature Page to Executive Employment Agreement]

ANNEX A

SECTION 409A ADDENDUM

Notwithstanding anything to the contrary in the Agreement, no Severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other Severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no Severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any Severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the next paragraph.

Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified Executive” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven (7) months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constituted Deferred Payments. For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to him during Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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ANNEX B

FORM OF RELEASE AGREEMENT

In connection with the termination of that certain Executive Employment Agreement, dated March 31, 2021, by and between the parties hereto (the “Employment Agreement”) and the termination of the employment relationship governed thereby, in consideration of the mutual covenants set forth herein and therein, Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Michael S. Abrams (“Executive”) hereby agree to the terms and conditions set forth in this Release Agreement (this “Agreement”).

1.       Release. Executive, on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and forever and fully, generally and specifically, and separately and collectively, releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, affiliated companies, officers, directors, agents, stockholders, insurers, executors, attorneys, administrators, predecessors, successors, assigns, past and present, and each of them, as well as its and their assignees and successors (collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and liabilities of every kind and nature, at law, in equity or otherwise, known and unknown, discoverable and undiscoverable, suspected and unsuspected, disclosed and undisclosed, fixed or contingent, which Executive or his successors and assigns ever had, now has, or hereafter can, shall or may claim to have (collectively, the “Claims”), existing up to the date that the Executive signs and returns this Agreement and arising out of or in any way connected with the Employment Agreement, Executive’s employment, the termination thereof, or any other matter or thing, including any relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, damages, attorneys fees, or any other Claims resulting from or arising out of any act or omission by or on the part of any Company Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, The Massachusetts Fair Employment Practices Act, M.G.L 151B or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator although he waives the right to recover any financial award.

2.       Acknowledgement. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified (collectively, the “Released Claims”). Accordingly, Executive, on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby expressly acknowledges that the release set forth in Section 1 is intended to include a release of presently unknown and unsuspected claims and expressly waives any and all rights that may exist under any state or federal statute or common law principle to the contrary, and expressly acknowledges that he later may discover or sustain Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement, which are unknown and unanticipated as of the date hereof or are not presently capable of being ascertained and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive acknowledges that this Agreement has been negotiated and agreed in light of that realization and hereby waives, as to the Released Claims, any Claims that might arise as a result of such different or additional Claims or facts.

3.       ADEA Waiver. Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges, agrees and understands that:

(a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

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(b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He was given a copy of this Agreement on [___________, 20__] and informed that he had twenty-one (21) days within which to consider the Agreement; and

(d) He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement, and this Agreement will not become effective or enforceable until such seven (7) day revocation period has expired.

4.       Defense Against Future Suit. This Agreement may be pleaded as a full and complete defense to, and Executive hereby consents that it may be used as the basis of dismissal of, any action, suit, or proceeding based on any claims whatsoever released by this Agreement.

5.       Remedies; Waiver. In the event Executive commits a breach of any term(s) of this Agreement: (i) the damaged party, whether the Company or any of the Company Releasees, shall be entitled to recover from Executive all of the attorneys’ fees and costs incurred in bringing a successful action on such breach, and (ii) such breach shall cause automatic and immediate termination of the Employment Agreement between Executive and the Company. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver that may be given by a party hereunder will be applicable except in the specific instance for which it is given.

6.       Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts without regard to Massachusetts principles of choice of laws applicable in such jurisdiction and, in enforcing such governing laws, any court of competent jurisdiction shall afford all relief which a Massachusetts court would afford under similar circumstances. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Commonwealth of Massachusetts or in state court in the Commonwealth of Massachusetts, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.       No Transferred Claims. Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

8.       Miscellaneous. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law. This Agreement may be amended only in a written instrument executed and delivered by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and assigns. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Massachusetts that the foregoing is true and correct.

EXECUTED this                         day of                              20    .

Executive:

[Name]

Company:

By: [Name]
Its: [Title]

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ANNEX C

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-COMPETITION AGREEMENT